Exhibit 10.67
                                 SPS INCENTIVE PLAN



Coverage:
--------

Limited to a senior management group that can most directly affect the success of any potential sale of the Company or any potential sale of substantially all of the Company's assets to another unaffiliated company and maximize value to the shareholders.


     Members:  Robert L. Wieseneck
               Richard F. Atkinson
               Robert W. Archer
               Russell J. Bonaguidi
               Sherry Bowden
               Robert J. Ferkenhoff
               Douglas Harrison
               Stephen W. Maxwell
               Larry H. Myatt
               Ruth M. O'Brien
               David J. Peterson
               Serge J. Uccetta


Objective and Approach:
----------------------

Incent the members of senior management most able to maximize the price to be paid in any potential sale transaction. The objective of any sale would be to achieve the greatest possible shareholder value. This Incentive Plan recognizes the ability of a small group of senior management to have a major impact on the price. Accordingly, the Board of Directors has determined that the members receive an amount equal to 3% of the proceeds above a base price.


Pool Size:
---------

Pool equals 3% of the gross proceeds of sale of the Company or substantially all of its assets above a base price equal to $23.00 per share multiplied by the total number of shares of the Company's common stock outstanding at the time of any sale transaction.

Exclusion: This plan does not include the sale of any assets managed, but not owned by SPS.


Distribution of Pool:
--------------------

The amount distributed to an individual member of the pool is at the discretion of the Compensation Committee of the Board based on the recommendations of the Chairman after consultation with the CEO, which shall be made immediately prior to closing of any sale transaction.

The entire pool will be distributed to the members who are employees in good standing on the day of a sale's closing.